10f-3 REPORT

Smith Barney Income Funds
Smith Barney Dividend and Income Fund

November 1, 2004 to January 31, 2005


Issuer:  HCA Inc.
Trade Date:  11/16/2004
Selling Dealer: JP Morgan Chase
Amount:   100,000
Price:  99.67
% Received by Fund: 0.013%%
% of Issue (1): 2.667% A

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of 19,900,000.

10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
N/A

Co-Managers (s):
N/A

Selling Group:
N/A